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                          SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, DC 20549

                                     FORM 12b-25

                                                 Commission File Number: 0-23903

                      NOTIFICATION OF LATE FILING OF FORM 10-QSB

             For Period Ended: OCTOBER 31, 1998
                            ----------------------------------------------------

                           Part 1.  Registrant Information

                            TRANSFORMATION PROCESSING INC.
                            ------------------------------
                              (Full name of registrant)


            5500 EXPLORER DRIVE, SUITE 2000, MISSISSAUGA, ONTARIO L4W 5C7
            -------------------------------------------------------------
                       (Address of Principal executive office)


                          Part II.  Rule 12b-25 (b) and (c)

     If the subject report could not be filed without unreasonable effort or expense, and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject quarterly report on Form 10-QSB will be filed on or before the 5th calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                 Part III.  Narrative

     The Registrant has devoted all of its energy and attention to the further development of its business and, accordingly, is unable to file its Form 10-QSB for the period ended October 31, 1998 within the prescribed time period without unreasonable efforts and expense.

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                             Part IV.  Other Information

     (1) Name and telephone number of person to contact in regard to this notification:

          Paul G. Mighton                 (905) 206-1366
          ---------------               -------------------
             (Name)                     (Telephone number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                   [x] Yes  [  ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                   [ ] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            TRANSFORMATION PROCESSING INC.
                            ------------------------------
                     (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 15, 1998       By: /s/ Paul G. Mighton
                                 --------------------------------------------
                              Title: Paul G. Mighton,Chief Executive Officer

     INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed and printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                      ATTENTION:
     Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).